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ENTERTAINMENT PROPERTIES CONTINUES BLOCKBUSTER RUN

Updated: Friday, May 17, 2002 01:26 PM ET

NEW YORK-(Dow Jones)-It's been a red carpet walk for the country's lone publicly-traded movie theater REIT over the past year.

Entertainment Properties Trust (EPR, news, msgs) posted blockbuster returns of 88% in 2001 and show-stopping returns of 22% so far in 2002, according to the National Association of Real Estate Investment Trusts.

And the run isn't over just yet: Critics continue to give the company a thumbs up going forward.

Indeed, many of the troubles that caused investors to pan anything and everything connected to the movie theater business 18 months ago have since faded to black.

The problems for the movie theater industry began several years ago when operators began borrowing buckets of cash to build new so-called megaplexes. These theaters, which boast state-of-the-art digital sound systems, stadium-style seating with plush rocking chairs and at least 14 screens, became the theater-of-choice for movie-goers and theater operators. But the birth of these glittering movie palaces took a toll on the older multiplex theaters.

The glut of new movie screens far outpaced demand, causing operators to take big losses at older less-popular theaters. Jittery lenders began pulling the plug on credit lines, causing operators to scramble for cash.

This caused a flurry of big-name operators, including Carmilke Cinemas Inc., United Artists Theatre Co., General Cinemas, Edwards Cinemas and Loews Cineplex Entertainment Corp., to file for Chapter 11 bankruptcy protection.

The problems left investors wondering if operators would have the cash to make lease payments to movie theater owners, such as Entertainment Properties. When Entertainment Properties' biggest operator, AMC Entertainment Inc. (AEN, news, msgs), started making noise about closing theaters and rumors swirled about another possible bankruptcy, investors began dumping Entertainment Properties shares.

However, much has changed over the past year. AMC weathered the turmoil. Other movie theater operators have also rebounded: Bankrupt operators Regal Cinemas, Edwards Theatres Inc., and United Artists banded together to form Regal Entertainment Group Inc. (RGC, news, msgs), which went public on May 9.

Also, many of the underperforming multiplexes have gradually been closing, which has helped get the supply-demand ratio back in balance. The number of theater screens gracing the market was 36,764 at the end of 2001, down about 2% from 37,396 in 2000, according the Motion Picture Association of America.

Box office sales have also soared. Box office sales revenue climbed almost 10% in 2001 to $8.41 billion from $7.66 billion in 2000, the Motion Picture Association said.

The biggest surge came in the fourth quarter, when sales jumped 29% to $2.44 billion from $1.90 billion during the same period a year earlier.

The trend has spilled over into 2002. In the first 132 days of 2002, box office sales totaled $2.99 billion, up 19% from $2.52 billion a year ago, said Paul Dergarabedian, president of box office tracker Exhibitor Relations Co.

"It's definitely been on a roll since Sept. 11," said Dergarabedian. He attributes the surge to nesting trends in the wake of the terrorist attacks - people are opting to stay closer to home - and to the economy, where people are
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choosing cheaper forms of entertainment.  He also cites blockbuster films such as "Harry Potter and the Sorcerer's Stone" and "The Lord of the Rings: The Fellowship of the Ring" in 2001 and "Spider-Man," "Ice Age" and "Panic Room" this year as major draws.

"Things have definitely turned around," said Friedman Billings Ramsey analyst Craig Kucera.

A Boon To Entertainment Properties

All of this bodes well for Entertainment Properties, which invests solely in the popular state-of-the-art megaplexes.

Sam Lieber, chief executive of Alpine Management & Research LLC, has been boosting his holdings in Entertainment Properties over the past six months. He said the company had been badly beaten down and is in the process of regaining market confidence. If the company continues its current growth trends, he believes the company's stock could hit $25 to $26 a share within 12 months.
The company's shares recently traded at $22.48.

The company's 8.3% dividend yield is also attractive and above the REIT average, noted Lieber.

However, the fund manager said the company is not without risk. As the movie industry changes over to digital filming from analog, it's not clear who will be stuck footing the bill for different projector equipment or satellite dishes that may be required at movie theaters. Such an expense could cut into potential profits.

"This is a long-term issue - three to five years" down the line, he said.

In the past, there have also been concerns about the REIT's ties to its largest tenant - AMC - which accounts for about 75% of the company's rent revenue.
Some market experts felt the exposure was too high, although this worked in the REIT's favor last year when AMC became one of the few operators to weather the stormy period.

Some analysts have also raised questions about potential conflicts since Entertainment Properties' chairman, Peter Brown, is also chairman of AMC, and some wonder if the company's leasing terms and acquisition choices favor AMC. Entertainment Properties Chief Executive David Brain said his company chooses acquisitions based on quality, performance and location of properties and isn't afraid to diversify away from AMC if the right opportunity presents itself.

Friedman Billings Ramsey's Kucera has a 12-month price target on the stock of $25.60. He said Entertainment Properties has been "writing better leases" and making smart accretive acquisitions lately. He said it's been a buyer's market for Entertainment Properties as cash-strapped movie operators sell off their theaters to pull out cash for use in their operations. Entertainment Properties then leases the theaters back to the operator on terms favorable to the REIT.

CIBC World Markets analyst Anthony Paolone has a 12-month price target on the stock of $24. He said the REIT has resolved the financing troubles it faced back in early 2001, overcome a shareholder proxy battle, and weathered well through last year's industry turmoil.

Indeed, Entertainment Properties faced a financing crunch in early 2001 when a lender, spooked by the industry bankruptcies, decided not to renew a credit line. The REIT wound up doing a bond offering that paid off the line when it came due in March 2001. The company has also since lowered its debt to market cap to about 48% from 56% a year ago, according to Entertainment Properties Chief Executive David Brain.

Also, in February 2001, for the first time since July 1998, the REIT was able to issue equity at $19.75 a share. The offering was oversubscribed and raised $43 million, said Brain. The offering served as a sign that investors have returned to the sector, he said.

Brain is bullish on the company's growth prospects going forward. He said he expects to complete $200 million in acquisitions this year, up from $40 million in 2001 and only $33 million in 2000.

Entertainment Properties' recently traded at $22.45, up 35 cents or 1.6%, on volume of 10,200 shares compared with average daily volume of 53,300. By Janet Morrissey, Dow Jones Newswires; 201-938-2118 (This story was originally published by Dow Jones Newswires) Copyright (c) 2002 Dow Jones & Company,
Inc.

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